Exhibit 23.7


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
    Modavox, Inc.:

We consent to the incorporation by reference in the registration statements of Modavox, Inc. on Form S-8 (File No. 333-57818) filed as of July 19, 2004, of our report dated June 13, 2006, on the consolidated balance sheet of Modavox, Inc. as of February 28, 2006 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended February 28, 2006, which report appears in the February 28, 2006 annual report on Form 10-KSB of Modavox, Inc.

/s/ Epstein, Weber & Conover P.L.C.
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Scottsdale, Arizona
June 13, 2006